 EXHIBIT 24

May 12, 2003

Securities and Exchange Commission

450 Fifth Street, NW
Washington, DC 20549

I hereby authorize each of the following individuals, whose signatures appear below, as well as any employee of International Business Machines Corporation (IBM) designated in writing by the Secretary of IBM, to sign on my behalf as a member of the Board of Directors of IBM, pursuant to the Securities Exchange Act of 1934 (the Act), any Securities and Exchange Commission forms or documents in connection with any transactions by me in IBM securities, including without limitation Form 3, Form 4, Form 5, or Form 144 under the Act.

A. Bonzani _______/s/_______________________

M. J. Busman _______/s/______________________

C. B. Gregory _______/s/_____________________

M. Sladek ______/s/_______________________

This authorization shall remain in effect for as long as I remain a member of the IBM Board of Directors.

Very truly yours,

/s/

Lorenzo H. Zambrano

cc: New York Stock Exchange